Exhibit 99.3
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Quiksilver, Inc.:
We have audited the accompanying consolidated balance sheets of Quiksilver, Inc. and subsidiaries (the “Company”) as of October 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended October 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended October 31, 2009, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 12 to the consolidated financial statements, the Company changed its method of accounting for income tax uncertainties during the year ended October  31, 2008 as a result of adopting Accounting Standards Codification 740, “Accounting for Uncertainty in Income Taxes.” As discussed in Note 1 to the consolidated financial statements, the Company adopted guidance requiring retrospective application relating to non-controlling interests during the first quarter of fiscal 2010.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of October 31, 2009, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated January 12, 2010 (not presented herein) expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.
/s/ Deloitte & Touche LLP
Costa Mesa, California
January 12, 2010 (June 25, 2010 as to the effect of the November 1, 2009 adoption of the new accounting standards requiring retrospective application described in Note 1)

QUIKSILVER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended October 31, 2009, 2008 and 2007

In thousands, except per share amounts	2009	2008	2007
Revenues, net	$1,977,526	$2,264,636	$2,047,072
Cost of goods sold	1,046,495	1,144,050	1,062,027

Gross profit	931,031	1,120,586	985,045

Selling, general and administrative expense	851,746	915,933	782,263
Asset impairments	10,737	65,797	—

Operating income	68,548	138,856	202,782

Interest expense, net	63,924	45,327	46,571
Foreign currency loss (gain)	8,633	(5,761)	4,857
Other (income) expense	(387)	29	195

(Loss) income before provision for income taxes	(3,622)	99,261	151,159

Provision for income taxes	66,667	33,027	34,506

(Loss) income from continuing operations	(70,289)	66,234	116,653
Loss from discontinued operations, net of tax	(118,827)	(291,809)	(237,846)

Net loss	(189,116)	(225,575)	(121,193)
Less: net (income) loss attributable to non-controlling interest	(2,926)	(690)	74

Net loss attributable to Quiksilver, Inc.	$(192,042)	$(226,265)	$(121,119)

(Loss) income per share from continuing operations attributable to Quiksilver, Inc.	$(0.58)	$0.52	$0.94
Loss per share from discontinued operations attributable to Quiksilver, Inc.	(0.94)	(2.32)	(1.92)

Net loss per share attributable to Quiksilver, Inc.	$(1.51)	$(1.80)	$(0.98)

(Loss) income per share from continuing operations attributable to Quiksilver, Inc., assuming dilution	$(0.58)	$0.51	$0.90
Loss per share from discontinued operations attributable to Quiksilver, Inc., assuming dilution	(0.94)	(2.25)	(1.83)

Net loss per share attributable to Quiksilver, Inc., assuming dilution	$(1.51)	$(1.75)	$(0.93)

Weighted average common shares outstanding	127,042	125,975	123,770

Weighted average common shares outstanding, assuming dilution	127,042	129,485	129,706

Amounts attributable to Quiksilver, Inc.:
(Loss) income from continuing operations	$(73,215)	$65,544	$116,727
Loss from discontinued operations, net of tax	(118,827)	(291,809)	(237,846)

Net loss	$(192,042)	$(226,265)	$(121,119)

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
Years Ended October 31, 2009, 2008 and 2007

In thousands	2009	2008	2007
Net loss	$(189,116)	$(225,575)	$(121,193)
Other comprehensive income (loss):
Foreign currency translation adjustment	99,798	(111,920)	116,882
Reclassification adjustment for foreign currency translation included in current period loss from discontinued operations	(47,850)	—	—
Net (loss) gain on derivative instruments, net of tax (benefit) provision of $(19,965) (2009), $26,322 (2008) and $(10,368) (2007)	(37,062)	44,313	(21,859)

Comprehensive loss	(174,230)	(293,182)	(26,170)
Comprehensive income attributable to non-controlling interest	(2,926)	(690)	74

Comprehensive loss attributable to Quiksilver, Inc.	$(177,156)	$(293,872)	$(26,096)

See notes to consolidated financial statements.

QUIKSILVER, INC.
CONSOLIDATED BALANCE SHEETS
October 31, 2009 and 2008

In thousands, except share amounts	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$99,516	$53,042
Restricted cash	52,706	—
Trade accounts receivable, net	430,884	470,059
Other receivables	25,615	70,376
Income taxes receivable	—	10,738
Inventories	267,730	312,138
Deferred income taxes	76,638	12,220
Prepaid expenses and other current assets	37,333	25,869
Current assets held for sale	1,777	411,442

Total current assets	992,199	1,365,884

Restricted cash	—	46,475
Fixed assets, net	239,333	235,528
Intangible assets, net	142,954	144,434
Goodwill	333,758	299,350
Other assets	75,353	39,594
Deferred income taxes long-term	69,011	39,000

Total assets	$1,852,608	$2,170,265

LIABILITIES AND EQUITY
Current liabilities:
Lines of credit	$32,592	$238,317
Accounts payable	162,373	235,729
Accrued liabilities	116,274	93,548
Current portion of long-term debt	95,231	31,904
Income taxes payable	23,574	—
Liabilities related to assets held for sale	458	135,071

Total current liabilities	430,502	734,569

Long-term debt, net of current portion	911,430	790,097
Other long-term liabilities	46,643	35,095
Non-current liabilities related to assets held for sale	—	6,026

Total liabilities	1,388,575	1,565,787

Commitments and contingencies — Note 9

Equity:
Preferred stock, $.01 par value, authorized shares - 5,000,000; issued and outstanding shares — none	—	—
Common stock, $.01 par value, authorized shares - 185,000,000; issued shares - 131,484,363 (2009) and 130,622,566 (2008)	1,315	1,306
Additional paid-in capital	368,285	334,509
Treasury stock, 2,885,200 shares	(6,778)	(6,778)
(Accumulated deficit) retained earnings	(1,623)	190,419
Accumulated other comprehensive income	95,396	80,510

Total Quiksilver, Inc. stockholders’ equity	456,595	599,966
Non-controlling interest	7,438	4,512

Total equity	464,033	604,478

Total liabilities and equity	$1,852,608	$2,170,265

See notes to consolidated financial statements.

QUIKSILVER, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
Years Ended October 31, 2009, 2008 and 2007

					Retained	Accumulated
			Additional		Earnings	Other	Non-
	Common Stock		Paid-in	Treasury	(Accumulated	Comprehensive	Controlling	Total
In thousands	Shares	Amounts	Capital	Stock	Deficit)	Income (Loss)	Interest	Equity
Balance, October 31, 2006	126,402	$1,264	$274,488	$(6,778)	$559,059	$53,094	$1,694	$882,821
Exercise of stock options	1,805	18	10,351	—	—	—	—	10,369
Tax benefit from exercise of stock options	—	—	2,896	—	—	—	—	2,896
Stock compensation expense	—	—	17,210	—	—	—	—	17,210
Restricted stock	42	—	—	—	—	—	—	—
Employee stock purchase plan	92	1	1,106	—	—	—	—	1,107
Business acquisitions	—	—	—	—	—	—	(383)	(383)
Net loss and other comprehensive income	—	—	—	—	(121,119)	95,023	(74)	(26,170)

Balance, October 31, 2007	128,341	1,283	306,051	(6,778)	437,940	148,117	1,237	887,850
Exercise of stock options	1,828	18	6,719	—	—	—	—	6,737
Tax benefit from exercise of stock options	—	—	2,994	—	—	—	—	2,994
Stock compensation expense	—	—	13,002	—	—	—	—	13,002
Restricted stock	(103)	(1)	1	—	—	—	—	—
Employee stock purchase plan	257	3	1,867	—	—	—	—	1,870
Business acquisitions	300	3	3,875	—	—	—	2,585	6,463
Adjustment due to adoption of uncertain tax position guidance	—	—	—	—	(21,256)	—	—	(21,256)
Net loss and other comprehensive loss	—	—	—	—	(226,265)	(67,607)	690	(293,182)

Balance, October 31, 2008	130,623	1,306	334,509	(6,778)	190,419	80,510	4,512	604,478
Tax benefit from exercise of stock options	—	—	439	—	—	—	—	439
Stock compensation expense	—	—	8,884	—	—	—	—	8,884
Restricted stock	310	3	(3)	—	—	—	—	—
Employee stock purchase plan	551	6	855	—	—	—	—	861
Stock warrants issued	—	—	23,601	—	—	—	—	23,601
Net loss and other comprehensive income	—	—	—	—	(192,042)	14,886	2,926	(174,230)

Balance, October 31, 2009	131,484	$1,315	$368,285	$(6,778)	$(1,623)	$95,396	$7,438	$464,033

See notes to consolidated financial statements.

QUIKSILVER, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended October 31, 2009, 2008 and 2007

In thousands	2009	2008	2007
Cash flows from operating activities:
Net loss	$(189,116)	$(225,575)	$(121,193)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	118,827	291,809	237,846
Depreciation and amortization	55,004	57,231	46,852
Stock-based compensation and tax benefit on option exercises	8,415	9,588	13,234
Provision for doubtful accounts	16,235	15,948	7,790
Loss on disposal of fixed assets	4,194	350	2,479
Foreign currency (gain) loss	(103)	(2,618)	1,266
Asset impairments	10,737	65,797	—
Non-cash interest	3,441	—	—
Equity in earnings	(2)	1,121	(136)
Deferred income taxes	43,234	(10,445)	(15,412)
Changes in operating assets and liabilities, net of effects from business acquisitions:
Trade accounts receivable	60,783	(16,179)	(57,217)
Other receivables	14,914	(7,446)	(13,030)
Inventories	78,039	(32,786)	(19,563)
Prepaid expenses and other current assets	(157)	(1,333)	988
Other assets	5,422	(1,776)	(3,426)
Accounts payable	(79,026)	36,961	21,650
Accrued liabilities and other long-term liabilities	5,421	(14,871)	43,064
Income taxes payable	36,091	13,688	36,657

Cash provided by operating activities of continuing operations	192,353	179,464	181,849
Cash provided by (used in) operating activities of discontinued operations	13,815	(107,302)	(57,597)

Net cash provided by operating activities	206,168	72,162	124,252
Cash flows from investing activities:
Capital expenditures	(54,564)	(90,948)	(78,276)
Business acquisitions, net of acquired cash	—	(31,127)	(41,257)
Changes in restricted cash	—	(46,475)	—

Cash used in investing activities of continuing operations	(54,564)	(168,550)	(119,533)
Cash provided by (used in) investing activities of discontinued operations	21,848	103,811	(40,957)

Net cash used in investing activities	(32,716)	(64,739)	(160,490)
Cash flows from financing activities:
Borrowings on lines of credit	10,346	185,777	71,846
Payments on lines of credit	(237,025)	(47,161)	(17,247)
Borrowings on long-term debt	895,268	240,389	209,311
Payments on long-term debt	(726,852)	(198,793)	(101,611)
Payments of debt issuance costs	(47,478)	—	—
Stock option exercises, employee stock purchases and tax benefit on option exercises	862	11,602	14,253

Cash (used in) provided by financing activities of continuing operations	(104,879)	191,814	176,552
Cash used in financing activities of discontinued operations	(11,136)	(224,794)	(96,735)

Net cash (used in) provided by financing activities	(116,015)	(32,980)	79,817
Effect of exchange rate changes on cash	(10,963)	4,251	(6,065)

Net increase (decrease) in cash and cash equivalents	46,474	(21,306)	37,514
Cash and cash equivalents, beginning of year	53,042	74,348	36,834

Cash and cash equivalents, end of year	$99,516	$53,042	$74,348

Supplementary cash flow information:
Cash paid (received) during the year for:
Interest	$58,094	$70,023	$62,894

Income taxes	$(5,794)	$31,049	$17,454

Non-cash investing and financing activities:
Deferred purchase price obligation	$—	$—	$26,356

Common stock issued for business acquisitions	$—	$3,878	$—

Transfer of Rossignol debt to continuing operations	$—	$78,322	$—

Stock warrants issued	$23,601	$—	$—

See notes to consolidated financial statements

QUIKSILVER, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended October 31, 2009, 2008 and 2007
Note 1 — Significant Accounting Policies
Company Business
Quiksilver, Inc. and its subsidiaries (the “Company”) design, produce and distribute branded apparel, footwear, accessories and related products. The Company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage. The Company’s Quiksilver, Roxy, DC and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding, and its beach and water oriented swimwear brands include Raisins, Radio Fiji and Leilani. The Company makes snowboarding equipment under its DC, Roxy, Lib Technologies, Gnu and Bent Metal labels. The Company’s products are sold in over 90 countries in a wide range of distribution channels, including surf shops, skateboard shops, snowboard shops, its proprietary concept stores, other specialty stores and select department stores. Distribution is primarily in the United States, Europe and Australia.
In November 2008, the Company sold its Rossignol business, including the related brands of Rossignol, Dynastar, Look and Lange, and in December 2007, the Company sold its golf equipment business. As a result, the Company has classified its Rossignol wintersports and golf equipment businesses as discontinued operations for all periods presented.
The Company is highly leveraged; however, management believes that its cash flow from operations, together with its existing credit facilities and term loans will be adequate to fund the Company’s capital requirements for at least the next twelve months. During fiscal 2009, the Company closed a $153.1 million five year senior secured term loan, refinanced its existing asset-based credit facility with a new $200 million three year asset-based credit facility for its Americas segment, and refinanced its short-term uncommitted lines of credit in Europe with a new €268 million multi-year facility. The closing of these transactions enabled the Company to extend a significant portion of its short-term maturities to a long-term basis. The Company also believes that its short-term uncommitted lines of credit in Asia/Pacific will continue to be made available. If these lines of credit are not made available, then the Company could be adversely affected.
Adjustment for Retrospective Application of New Accounting Standard Adopted
At the beginning of fiscal 2010, the Company adopted new accounting guidance related to the presentation of non-controlling interests, which required retrospective application. The financial statements and accompanying notes presented in this report have been adjusted for the retrospective application of this new accounting standard.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of Quiksilver, Inc. and subsidiaries, including Pilot, SAS and subsidiaries (“Quiksilver Europe”) and Quiksilver Australia Pty Ltd. and subsidiaries (“Quiksilver Asia/Pacific” and “Quiksilver International”). Intercompany accounts and transactions have been eliminated in consolidation.
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.
Cash Equivalents
Certificates of deposit and highly liquid short-term investments purchased with original maturities of three months or less are considered cash equivalents. Carrying values approximate fair value.

Inventories
Inventories are valued at the lower of cost (first-in, first-out) or market. Management regularly reviews the inventory quantities on hand and adjusts inventory values for excess and obsolete inventory based primarily on estimated forecasts of product demand and market value.
Fixed Assets
Furniture and other equipment, computer equipment, manufacturing equipment and buildings are recorded at cost and depreciated on a straight-line basis over their estimated useful lives, which generally range from two to twenty years. Leasehold improvements are recorded at cost and amortized over their estimated useful lives or related lease term, whichever is shorter. Land use rights for certain leased retail locations are amortized to estimated residual value.
Long-Lived Assets
The Company accounts for the impairment and disposition of long-lived assets in accordance with ASC 360, “Property, Plant, and Equipment.” In accordance with ASC 360, management assesses potential impairments of its long-lived assets whenever events or changes in circumstances indicate that an asset’s carrying value may not be recoverable. An impairment loss is recognized when the carrying value exceeds the undiscounted future cash flows estimated to result from the use and eventual disposition of the asset. The Company recorded approximately $10.7 million, $10.4 million and zero in fixed asset impairments in continuing operations as of October 31, 2009, 2008 and 2007, respectively.
Goodwill and Intangible Assets
The Company accounts for goodwill and intangible assets in accordance with ASC 350, “Intangibles - Goodwill and Other.” Under ASC 350, goodwill and intangible assets with indefinite lives are not amortized but are tested for impairment annually and also in the event of an impairment indicator. The annual impairment test is a fair value test as prescribed by ASC 350 which includes assumptions such as growth and discount rates. The Company determined that there was no impairment loss in continuing operations as of October 31, 2009, recorded approximately $55.4 million in goodwill impairment in continuing operations as of October 31, 2008, and had previously determined that there was no impairment loss in continuing operations as of October 31, 2007.
Revenue Recognition
Revenues are recognized upon the transfer of title and risk of ownership to customers. Allowances for estimated returns and doubtful accounts are provided when revenues are recorded. Returns and allowances are reported as reductions in revenues, whereas allowances for bad debts are reported as a component of selling, general and administrative expense. Royalty income is recorded as earned. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.
Revenues in the Consolidated Statements of Operations include the following:

	Year Ended October 31,
In thousands	2009	2008	2007
Product shipments, net	$1,961,389	$2,254,245	$2,040,289
Royalty income	16,137	10,391	6,783

	$1,977,526	$2,264,636	$2,047,072

Promotion and Advertising
The Company’s promotion and advertising efforts include athlete sponsorships, world-class boardriding contests, websites, magazine advertisements, retail signage, television programs, co-branded products, surf camps, skate park tours and other events. For the fiscal years ended October 31, 2009, 2008 and 2007, these expenses totaled $101.8 million, $122.1 million and $102.9 million, respectively. Advertising costs are expensed when incurred.
Income Taxes
The Company accounts for income taxes using the asset and liability approach as promulgated by the authoritative guidance included in ASC Subtopic 740 “Income Taxes.” Deferred income tax assets and liabilities are established for temporary differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities at tax rates expected to be in effect when such assets or liabilities are realized or settled. Deferred income tax assets are reduced by a valuation allowance if, in the judgment of the Company’s management, it is more likely than not that such assets will not be realized.
On November 1, 2007, the Company adopted the authoritative guidance included in ASC Subtopic 740 “Income Taxes.” This guidance clarifies the accounting for uncertainty in income taxes recognized in the financial statements. This guidance provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits of the tax position. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of its provision for income taxes.
Stock-Based Compensation Expense
The Company recognizes compensation expense for all stock-based payments net of an estimated forfeiture rate and only recognizes compensation cost for those shares expected to vest using the graded vested method over the requisite service period of the award. For option valuation, the Company determines the fair value using the Black-Scholes option-pricing model which requires the input of certain assumptions, including the expected life of the stock-based payment awards, stock price volatility and interest rates.
Net (Loss) Income per Share
The Company reports basic and diluted earnings per share (“EPS”). Basic EPS is based on the weighted average number of shares outstanding during the period, while diluted EPS additionally includes the dilutive effect of the Company’s outstanding stock options, warrants and shares of restricted stock computed using the treasury stock method. For the year ended October 31, 2009, the weighted average common shares outstanding, assuming dilution, does not include 1,048,000 of dilutive stock options and shares of restricted stock as the effect is anti-dilutive. For the years ended October 31, 2008 and 2007, the weighted average common shares outstanding, assuming dilution, includes 3,510,000 and 5,936,000 shares, respectively, of dilutive stock options and restricted stock. For the years ended October 31, 2009, 2008 and 2007, additional option shares outstanding of 14,861,000, 12,392,000 and 11,375,000, respectively, and warrant shares outstanding of 25,654,000, zero and zero, respectively, were excluded from the calculation of diluted EPS, as their effect would have been anti-dilutive.
Foreign Currency and Derivatives
The Company’s reporting currency is the U.S. dollar, while Quiksilver Europe’s functional currencies are primarily the euro and the British pound, and Quiksilver Asia/Pacific’s functional currencies are primarily the Australian dollar and the Japanese yen. Assets and liabilities of the Company denominated in foreign currencies are translated at the rate of exchange on the balance sheet date. Revenues and expenses are translated using the average exchange rate for the period.

Derivative financial instruments are recognized as either assets or liabilities in the balance sheet and are measured at fair value. The accounting for changes in the fair value of a derivative depends on the use and type of the derivative. The Company’s derivative financial instruments principally consist of foreign currency exchange contracts and interest rate swaps, which the Company uses to manage its exposure to the risk of foreign currency exchange rates and variable interest rates. The Company’s objectives are to reduce the volatility of earnings and cash flows associated with changes in foreign currency exchange and interest rates. The Company does not enter into derivative financial instruments for speculative or trading purposes.
Comprehensive Loss
Comprehensive loss or income includes all changes in stockholders’ equity except those resulting from investments by, and distributions to, stockholders. Accordingly, the Company’s Consolidated Statements of Comprehensive Loss include its net loss and the foreign currency adjustments that arise from the translation of the financial statements of Quiksilver Europe, Quiksilver Asia/Pacific and the foreign entities within the Americas segment into U.S. dollars and fair value gains and losses on certain derivative instruments.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Fair Value of Financial Instruments
The carrying value of the Company’s trade accounts receivable and accounts payable approximates its fair value due to their short-term nature.
Subsequent Events
The Company evaluated all subsequent events through the time that it filed its consolidated financial statements in this Form 10-K with the Securities and Exchange Commission on January 12, 2010.
New Accounting Pronouncements
In June 2009, the Financial Accounting Standards Board (“FASB”) issued the Accounting Standards Codification (“ASC”) Subtopic 105 “Generally Accepted Accounting Principles,” which establishes the Accounting Standards Codification as the single source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The subsequent issuances of new standards will be in the form of Accounting Standards Updates that will be included in the codification. This guidance is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company updated its historical U.S. GAAP references to comply with the codification effective at the beginning of its fiscal quarter ending October 31, 2009. The adoption of this guidance did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows, since the codification is not intended to change U.S. GAAP.
In September 2006, the FASB issued authoritative guidance included in ASC Subtopic 820 “Fair Value Measurements and Disclosures,” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company adopted this guidance at the beginning of its fiscal year ending October 31, 2009. The adoption of this guidance did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows. See note 15 for certain required disclosures related to this guidance.

In February 2007, the FASB issued authoritative guidance included in ASC Subtopic 825 “Financial Instruments,” which permits companies to choose to measure certain financial instruments and other items at fair value that are not currently required to be measured at fair value. This guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company adopted this guidance at the beginning of its fiscal year ending October 31, 2009. The adoption of this guidance did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows, since the Company did not elect the fair value option for any assets or liabilities.
In December 2007, the FASB issued authoritative guidance included in ASC Subtopic 805 “Business Combinations,” which requires the Company to record fair value estimates of contingent consideration and certain other potential liabilities during the original purchase price allocation, expense acquisition costs as incurred and does not permit certain restructuring activities to be recorded as a component of purchase accounting. In April 2009, the FASB issued additional guidance that requires assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value, only if fair value can be reasonably estimated and eliminates the requirement to disclose an estimate of the range of outcomes of recognized contingencies at the acquisition date. This guidance is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. The Company will adopt this guidance at the beginning of its fiscal year ending October 31, 2010 for all prospective business acquisitions. The Company has not determined the effect that the adoption of this guidance will have on its consolidated financial statements, but the impact will be limited to any future acquisitions beginning in fiscal 2010, except for certain tax treatment of previous acquisitions.
In December 2007, the FASB issued authoritative guidance included in ASC Subtopic 810 “Consolidation,” which requires noncontrolling interests in subsidiaries to be included in the equity section of the balance sheet. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company will adopt this guidance at the beginning of its fiscal year ending October 31, 2010. In the year of adoption, presentation and disclosure requirements apply retrospectively to all periods presented. These presentation and disclosure requirements resulted in the reclassification of minority interest liability to equity on the accompanying consolidated balance sheets and the movement of minority interest expense to a separate line after net loss on the accompanying consolidated statements of operations. Other than these presentation and disclosure changes, the adoption of this guidance did not have a material effect on the Company's consolidated financial position, results of operations or cash flows.
In March 2008, the FASB issued authoritative guidance included in ASC Subtopic 815 “Derivatives and Hedging,” which requires enhanced disclosures to enable investors to better understand how and why derivatives are used and their effects on an entity’s financial position, financial performance and cash flows. This guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company adopted this guidance at the beginning of its fiscal quarter ending April 30, 2009. The adoption of this guidance did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows. See note 15 for certain required disclosures related to this guidance.
In April 2009, the FASB issued authoritative guidance included in ASC Subtopic 825 “Financial Instruments,” which enhances consistency in financial reporting by increasing the frequency of fair value disclosures. This guidance is effective for interim periods ending after June 15, 2009 and the Company adopted this guidance during the three months ending July 31, 2009. The adoption of this guidance did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows. See note 15 for certain required disclosures related to this guidance.
In May 2009, the FASB issued authoritative guidance included in ASC Subtopic 855 “Subsequent Events,” which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date, but before financial statements are issued or are available to be issued. Specifically, this guidance provides (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This guidance is effective for interim or annual financial periods ending after June 15, 2009, and is to be applied prospectively. The Company adopted this guidance as of July 31, 2009. The adoption of this guidance did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows. See section above, entitled “Subsequent Events,” for certain required disclosures related to this guidance.
Adjustments for the Retrospective Application of New Accounting Standard Adopted on November 1, 2009

	Consolidated Statements of Operations
		Adjustments for	As
	As Previously	Non-Controlling	Currently
In thousands	Reported	Interest	Reported
Year Ended October 31, 2009
Other expense (income)	$2,539	$(2,926)	$(387)
Loss before provision for income taxes	(6,548)	2,926	(3,622)

Year Ended October 31, 2008
Other expense	$719	$(690)	$29
Income before provision for income taxes	98,571	690	99,261

Year Ended October 31, 2007
Other expense	$121	$74	$195
Income before provision for income taxes	151,233	(74)	151,159

	Consolidated Balance Sheets
		Adjustments for	As
	As Previously	Non-Controlling	Currently
In thousands	Reported	Interest	Reported
As of October 31, 2009
Liabilities and Equity
Other long-term liabilities	$54,081	$(7,438)	$46,643
Total liabilities	1,396,013	(7,438)	1,388,575
Non-controlling interest	—	7,438	7,438

As of October 31, 2008
Liabilities and Equity
Other long-term liabilities	$39,607	$(4,512)	$35,095
Total liabilities	1,570,299	(4,512)	1,565,787
Non-controlling interest	—	4,512	4,512

	Consolidated Statements of Cash Flows
		Adjustments for	As
	As Previously	Non-Controlling	Currently
In thousands	Reported	Interest	Reported
Year Ended October 31, 2009
Net loss	$(192,042)	$2,926	$(189,116)
Equity in earnings and minority interest	2,924	(2,926)	(2)

Year Ended October 31, 2008
Net loss	$(226,265)	$690	$(225,575)
Equity in earnings and minority interest	1,811	(690)	1,121

Year Ended October 31, 2007
Net loss	$(121,119)	$(74)	$(121,193)
Equity in earnings and minority interest	(210)	74	(136)

Note 2 — Business Acquisitions
The Company did not engage in any business acquisitions, nor pay cash related to any prior business acquisitions, during the year ended October 31, 2009. For the years ended October 31, 2008 and 2007, the Company paid cash of approximately $31.1 million and $41.3 million respectively, in connection with certain business acquisitions, of which $19.2 million and $20.2 million for those same years relates to payments to the former owners of DC Shoes, Inc. in connection with the achievement of certain sales and earnings targets. The remaining $11.9 million and $21.1 million for the years ended October 31, 2008 and 2007 relate primarily to insignificant acquisitions of certain distributors, licensees and retail store locations.
Effective June 1, 2008, the Company acquired an additional 29% of Quiksilver Brazil for an aggregate purchase price of approximately $7.7 million, which included 300,180 shares of its common stock and approximately $3.9 million in cash. As a result of this transaction, the Company increased its ownership in Quiksilver Brazil to 51%.
Note 3 — Allowance for Doubtful Accounts
The allowance for doubtful accounts, which includes bad debts and returns and allowances, consists of the following:

	Year Ended October 31,
In thousands	2009	2008	2007
Balance, beginning of year	$31,331	$21,100	$15,758
Provision for doubtful accounts	16,235	15,948	7,790
Deductions	(355)	(5,717)	(2,448)

Balance, end of year	$47,211	$31,331	$21,100

The provision for doubtful accounts represents charges to selling, general and administrative expense for estimated bad debts, whereas the provision for returns and allowances is reported as a reduction of revenues.
Note 4 — Inventories
Inventories consist of the following:

	October 31,
In thousands	2009	2008
Raw materials	$6,904	$9,156
Work in process	5,230	7,743
Finished goods	255,596	295,239

	$267,730	$312,138

Note 5 — Fixed Assets
Fixed assets consist of the following:

	October 31,
In thousands	2009	2008
Furniture and other equipment	$199,380	$178,200
Computer equipment	101,505	103,472
Leasehold improvements	137,966	134,320
Land use rights	42,671	38,508
Land and buildings	6,368	4,600

	487,890	459,100

Accumulated depreciation and amortization	(248,557)	(223,572)

	$239,333	$235,528

During the three months ended October 31, 2009 and 2008, the Company recorded approximately $10.7 million and $10.4 million, respectively, in fixed asset impairments in continuing operations, primarily related to impairment of leasehold improvements on certain underperforming U.S. retail stores. These stores were not generating positive cash flows and are not expected to become profitable in the future. As a result, the Company is working to close these stores as soon as possible. Any charges associated with future rent commitments will be charged to future earnings upon store closure.
Note 6 — Intangible Assets and Goodwill
A summary of intangible assets is as follows:

	October 31,
	2009			2008
In thousands	Gross Amount	Amortization	Net Book Value	Gross Amount	Amortization	Net Book Value
Amortizable trademarks	$19,472	$(6,745)	$12,727	$18,976	$(5,559)	$13,417
Amortizable licenses	12,237	(8,464)	3,773	9,103	(5,386)	3,717
Other amortizable intangibles	8,318	(4,695)	3,623	8,103	(3,942)	4,161
Non-amortizable trademarks	122,831	—	122,831	123,139	—	123,139

	$162,858	$(19,904)	$142,954	$159,321	$(14,887)	$144,434

As of October 31, 2008 and in connection with its annual goodwill impairment test, the Company remeasured the value of its intangible assets in accordance with ASC 350, “Intangibles — Goodwill and Other,” and noted that the carrying value of assets of its Asia/Pacific segment were in excess of their estimated fair value. As a result, the Company recorded related goodwill impairment charges of approximately $55.4 million during the three months ended October 31, 2008. The fair value of assets was estimated using a combination of a discounted cash flow and market approach. The value implied by the test was affected by (1) reduced future cash flows expected for the Asia/Pacific segment, (2) the discount rates which were applied to future cash flows, and (3) current market estimates of value. The discount rates applied and current estimates of market values were affected by macro-economic conditions, contributing to the estimated decline in value. Goodwill in the Asia/Pacific segment arose primarily from the acquisition of the Company’s Australian and Japanese distributors in fiscal 2003, including subsequent earnout payments to the former owners of these businesses, and the acquisition of certain Australian retail store locations in fiscal 2005. For the years ended October 31, 2009 and 2007, there were no impairment charges resulting from the Company’s annual impairment test.
The change in non-amortizable trademarks is due primarily to foreign currency exchange fluctuations. Other amortizable intangibles primarily include non-compete agreements, patents and customer relationships. These amortizable intangibles are amortized on a straight-line basis over their estimated useful lives. Certain trademarks and licenses will continue to be amortized using estimated useful lives of 10 to 25 years with no residual values. Intangible amortization expense for the fiscal years ended October 31, 2009, 2008 and 2007 was $3.2 million, $2.9 million and $2.6 million, respectively. Annual amortization expense, based on the Company’s amortizable intangible assets as of October 31, 2009, is estimated to be approximately $3.2 million in the fiscal year ending October 31, 2010, approximately $3.0 million in each of the fiscal years ending October 31, 2011 through October 31, 2013 and approximately $2.0 million in the fiscal year ending October 31, 2014.
Goodwill arose primarily from the acquisitions of Quiksilver Europe, Quiksilver Asia/Pacific and DC Shoes, Inc. Goodwill increased approximately $34.4 million during the fiscal year ended October 31, 2009, which was due to the effect of changes in foreign currency exchange rates. Goodwill decreased $99.5 million during the fiscal year ended October 31, 2008, which included a $55.4 million goodwill impairment in the Asia/Pacific segment. The remaining decrease was primarily due to $49.4 million related to the effect of changes in foreign currency exchange rates, which was partially offset by an increase to goodwill of approximately $5.3 million related to other insignificant acquisitions.
Note 7 — Lines of Credit and Long-term Debt
A summary of lines of credit and long-term debt is as follows:

	October 31,
In thousands	2009	2008
European short-term credit arrangements	$14	$187,309
Asia/Pacific short-term lines of credit	32,578	51,008
Americas Credit Facility	—	142,500
Americas long-term debt	109,329	—
European long-term debt	389,029	172,907
European Credit Facility	38,243	47,218
Senior Notes	400,000	400,000
Deferred purchase price obligation	49,144	41,922
Capital lease obligations and other borrowings	20,916	17,454

	$1,039,253	$1,060,318

In July 2005, the Company issued $400 million in senior notes (“Senior Notes”), which bear a coupon interest rate of 6.875% and are due April 15, 2015. The Senior Notes were issued at par value and sold in accordance with Rule 144A and Regulation S. In December 2005, these Senior Notes were exchanged for publicly registered notes with identical terms. The Senior Notes are guaranteed on a senior unsecured basis by each of the Company’s domestic subsidiaries that guarantee any of its indebtedness or its subsidiaries’ indebtedness, or are obligors under its existing senior secured credit facility (the “Guarantors”). The Company may redeem some or all of the Senior Notes after April 15, 2010 at fixed redemption prices as set forth in the indenture related to such Senior Notes.
The Senior Notes indenture includes covenants that limit the ability of the Company and its restricted subsidiaries to, among other things: incur additional debt; pay dividends on their capital stock or repurchase their capital stock; make certain investments; enter into certain types of transactions with affiliates; limit dividends or other payments to the Company; use assets as security in other transactions; and sell certain assets or merge with or into other companies. If the Company experiences a change of control (as defined in the indenture), it will be required to offer to purchase the Senior Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest. The Company is currently in compliance with these covenants. In addition, the Company has approximately $7.1 million in unamortized debt issuance costs related to the Senior Notes included in other assets as of October 31, 2009.
On July 31, 2009, the Company entered into a $153.1 million five year senior secured term loan with funds affiliated with Rhône Capital LLC. In connection with the term loan, the Company issued warrants to purchase approximately 25.7 million shares of its common stock, representing 19.99% of the outstanding equity of the Company at the time, with an exercise price of $1.86 per share. The warrants are fully vested and have a seven year term. The estimated fair value of these warrants at issuance was $23.6 million. This amount was recorded as a debt discount and will be amortized into interest expense over the term of the loan. In addition to this, the Company incurred approximately $15.8 million in debt issuance costs which are classified in prepaid expenses (short-term) and other assets (long-term) and are being amortized into interest expense over the five year term of the loan. The term loan is primarily secured by certain of the Company’s trademarks in the Americas and a first or second priority interest in substantially all property related to the Company’s Americas business. The term loan bears an interest rate of 15% on a $125 million tranche, with 6% of that interest payable in kind or in cash, at the Company’s option. The remaining tranche is denominated in euros (€20 million) and also bears an interest rate of 15%, with the full 15% payable in kind or cash at the Company’s option. The gross outstanding balance of the term loan at October 31, 2009 was $158.7 million, while the balance net of the debt discount and included on the balance sheet was $135.7 million. Net proceeds from the new term loan were used to reduce other borrowings and increase cash reserves. The term loan contains customary restrictive covenants and default provisions for loans of its type. The Company is currently in compliance with such covenants.
On July 31, 2009, the Company also entered into a new $200 million three year asset-based credit facility for its Americas segment (with the option to expand the facility to $250.0 million on certain conditions) which replaced its existing credit facility which was to expire in April 2010 (“Credit Facility”). The new Credit Facility, which expires in July 2012, includes a $100 million sublimit for letters of credit and bears interest at a rate of LIBOR plus a margin of 4.0% to 4.5%, depending upon availability. In connection with obtaining the Credit Facility, the Company incurred approximately $9.1 million in debt issuance costs which are classified in prepaid expenses (short-term) and other assets (long-term) and are being amortized into interest expense over the term of the Credit Facility. As of October 31, 2009, there were no borrowings outstanding under the Credit Facility, other than outstanding letters of credit, which totaled $34.7 million.
The Credit Facility is guaranteed by Quiksilver, Inc. and certain of its domestic and Canadian subsidiaries. The Credit Facility is secured by the Company’s U.S. and Canadian accounts receivable, inventory, certain intangibles, a second priority interest in substantially all other personal property and a second priority pledge of shares of certain of the Company’s domestic subsidiaries. The borrowing base is limited to certain percentages of eligible accounts receivable and inventory from participating subsidiaries. The Credit Facility contains customary default provisions and restrictive covenants for facilities of its type. The Company is currently in compliance with such covenants.
On July 31, 2009, the Company and certain of its European subsidiaries entered into a commitment with a group of lenders in Europe to refinance its European indebtedness. This refinancing, which closed and was funded on September 29, 2009, consists of two term loans totaling approximately $251.7 million (€170 million), an $85.9 million (€58 million) credit facility and a line of credit of $59.2 million (€40 million) for issuances of letters of credit. Together, these are referred to as the “European Facilities.” The maturity of these European Facilities is July 31, 2013. The term loans have minimum principal repayments due on January 31 and July 31 of each year, with €14.0 million due for each semi-annual payment in 2010, €17.0 million due for each semi-annual payment in 2011 and €27.0 million due for each semi-annual payment in 2012 and 2013. Amounts outstanding under the European Facilities bear interest at a rate of Euribor plus a margin of between 4.25% and 4.75%. The weighted average borrowing rate on the European Facilities was 5.09% as of October 31, 2009. In connection with obtaining the European Facilities, the Company incurred approximately $19.3 million in debt issuance costs which are classified in prepaid expenses (short-term) and other assets (long-term) and are being amortized into interest expense over the term of the European Facilities. As of October 31, 2009, there were borrowings of approximately $251.7 million outstanding on the two term loans, approximately $37.0 million outstanding on the credit facility, and approximately $26.6 million of outstanding letters of credit.
The European Facilities are guaranteed by Quiksilver, Inc. and secured by pledges of certain assets of its European subsidiaries, including certain trademarks of its European business and shares of certain

European subsidiaries. The European Facilities contain customary default provisions and covenants for transactions of this type. The Company is currently in compliance with such covenants.
In connection with the closing of the European Facilities, the Company refinanced an additional European term loan of $74.0 million (€50 million) such that its maturity date aligns with the European Facilities. This term loan has principal repayments due on January 31 and July 31 of each year, with €8.9 million due in the aggregate in 2011, €12.6 million due in the aggregate in 2012 and €28.5 million due in the aggregate in 2013. This extended term loan currently bears an interest rate of 3.23%, but will change to a variable rate of Euribor plus a margin of 4.8% beginning in July 2010. This term loan has the same security as the European Facilities and it contains customary default provisions and covenants for loans of its type. The Company is currently in compliance with such covenants.
In August 2008, Quiksilver Europe entered into a $148.0 million (€100 million) secured financing facility which expires in August 2011. Under this facility, Quiksilver Europe may borrow up to €100.0 million based upon the amount of accounts receivable that are pledged to the lender to secure the debt. Outstanding borrowings under this facility accrue interest at a rate of Euribor plus a margin of 0.55% (currently 1.34%). As of October 31, 2009, the Company had approximately $38.2 million of borrowings outstanding under this facility. This facility contains customary default provisions and covenants for facilities of its type. The Company is currently in compliance with such covenants.
Quiksilver Asia/Pacific has uncommitted revolving lines of credit with banks that provide up to $45.8 million ($50.3 million Australian dollars) for cash borrowings and letters of credit. These lines of credit are generally payable on demand, although the Company believes these lines of credit will continue to be available. The amount outstanding on these lines of credit at October 31, 2009 was $32.6 million, in addition to outstanding letters of credit of $3.4 million, at an average borrowing rate of 2.2%.
The Company’s current credit facilities allow for total maximum cash borrowings and letters of credit of $357.7 million. The Company’s total maximum borrowings and actual availability fluctuate depending on the extent of assets comprising the Company’s borrowing base under certain credit facilities. The Company had $107.8 million of borrowings drawn on these credit facilities as of October 31, 2009, and letters of credit issued at that time totaled $64.8 million. The amount of availability for borrowings under these facilities as of October 31, 2009 was $142.7 million, all of which was committed. Of this $142.7 million in committed capacity, $93.8 million can also be used for letters of credit. In addition to the $142.7 million of availability for borrowings, the Company also had $42.4 million in additional capacity for letters of credit in Europe and Asia/Pacific as of October 31, 2009.
In connection with the acquisition of Rossignol, the Company deferred payment of a portion of the purchase price. This deferred purchase price obligation is expected to be paid in 2010 and accrues interest equal to the 3-month Euribor plus 2.35% (3.14% as of October 31, 2009) and is denominated in euros. The carrying amount of the obligation fluctuates based on changes in the foreign currency exchange rate between euros and U.S. dollars. The Company has a cash collateralized guaranty to the former owner of Rossignol of $52.7 million. The cash related to this guaranty is classified as restricted cash on the balance sheet as of October 31, 2009. As of October 31, 2009, the deferred purchase price obligation totaled $49.1 million.
The Company also has approximately $20.9 million in capital leases and other borrowings as of October 31, 2009.
Approximate principal payments on long-term debt are as follows (in thousands):

2010	$95,231
2011	105,759
2012	101,321
2013	164,000
2014	140,350
Thereafter	400,000

$1,006,661

The estimated fair values of the Company’s lines of credit and long-term debt are as follows (in thousands):

	October 31, 2009
	Carrying Amount	Fair Value
Lines of credit	$32,592	$32,592
Long-term debt	1,006,661	915,861

	$1,039,253	$948,453

The carrying value of the Company’s trade accounts receivable and accounts payable approximates its fair value due to their short-term nature.
Note 8 — Accrued Liabilities
Accrued liabilities consist of the following (in thousands):

	October 31,
	2009	2008
Accrued employee compensation and benefits	$48,040	$44,405
Accrued sales and payroll taxes	12,620	8,658
Derivative liability	20,611	—
Accrued interest	2,088	2,784
Other liabilities	32,915	37,701

	$116,274	$93,548

Note 9 — Commitments and Contingencies
Operating Leases
The Company leases certain land and buildings under long-term operating lease agreements. The following is a schedule of future minimum lease payments required under such leases as of October 31, 2009 (in thousands):

2010	$107,900
2011	98,382
2012	86,073
2013	76,052
2014	58,955
Thereafter	144,669

$572,031

Total rent expense was $119.2 million, $120.7 million and $93.0 million for the years ended October 31, 2009, 2008 and 2007, respectively.

Professional Athlete Sponsorships
The Company establishes relationships with professional athletes in order to promote its products and brands. The Company has entered into endorsement agreements with professional athletes in sports such as surfing, skateboarding, snowboarding, bmx and motocross. Many of these contracts provide incentives for magazine exposure and competitive victories while wearing or using the Company’s products. Such expenses are an ordinary part of the Company’s operations and are expensed as incurred. The following is a schedule of future estimated minimum payments required under such endorsement agreements as of October 31, 2009 (in thousands):

2010	$18,649
2011	12,598
2012	6,451
2013	4,345
2014	2,787
Thereafter	500

$45,330

Under the Company’s current sponsorship agreement with Kelly Slater, in addition to the cash payment obligations included in the above table, the Company has agreed to propose to its shareholders a grant to Mr. Slater of 3 million shares of restricted stock. This restricted stock grant is subject to shareholder approval and would vest over a four year period. Should the grant not be approved by the Company’s shareholders, the Company may be required to compensate Mr. Slater with additional cash payments, which are not included in the table above.
Litigation
The Company is involved from time to time in legal claims involving trademark and intellectual property, licensing, employee relations and other matters incidental to its business. The Company believes the resolution of any such matter currently pending will not have a material adverse effect on its financial condition or results of operations or cash flows.
Indemnities and Guarantees
During its normal course of business, the Company has made certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These include (i) intellectual property indemnities to the Company’s customers and licensees in connection with the use, sale and/or license of Company products, (ii) indemnities to various lessors in connection with facility leases for certain claims arising from such facilities or leases, (iii) indemnities to vendors and service providers pertaining to claims based on the negligence or willful misconduct of the Company, and (iv) indemnities involving the accuracy of representations and warranties in certain contracts. The duration of these indemnities, commitments and guarantees varies and, in certain cases, may be indefinite. The majority of these indemnities, commitments and guarantees do not provide for any limitation of the maximum potential for future payments the Company could be obligated to make. The Company has not recorded any liability for these indemnities, commitments and guarantees in the accompanying consolidated balance sheets.
Note 10 — Stockholders’ Equity
In March 2000, the Company’s stockholders approved the Company’s 2000 Stock Incentive Plan (the “2000 Plan”), which generally replaced the Company’s previous stock option plans. Under the 2000 Plan, 33,444,836 shares are reserved for issuance over its term, consisting of 12,944,836 shares authorized under predecessor plans plus an additional 20,500,000 shares. The plan was amended in March 2007 to allow for the issuance of restricted stock and restricted stock units. The maximum number of shares that may be reserved for issuance of restricted stock or restricted stock unit awards is 800,000. Nonqualified and incentive options may be granted to officers and employees selected by the plan’s administrative committee at an exercise price not less than the fair market value of the underlying shares on the date of grant. Options vest over a period of time, generally three years, as designated by the committee and are subject to such other terms and conditions as the committee determines. Certain stock options have also been granted to employees of acquired businesses under other plans. The Company issues new shares for stock option exercises and restricted stock grants.
Changes in shares under option are summarized as follows:

	Year Ended October 31,
	2009		2008		2007
		Weighted Average		Weighted Average		Weighted Average
In thousands	Shares	Price	Shares	Price	Shares	Price
Outstanding, beginning of year	15,902,575	$9.97	17,311,049	$9.30	18,135,699	$8.61
Granted	4,563,250	1.97	1,310,000	8.99	1,247,051	15.19
Exercised	—	—	(1,828,338)	3.69	(1,804,515)	5.74
Canceled	(4,556,724)	11.21	(890,136)	8.55	(267,186)	13.48

Outstanding, end of year	15,909,101	7.32	15,902,575	9.97	17,311,049	9.30

Options exercisable, end of year	10,211,031	9.15	12,251,796	9.19	12,395,513	7.56

The aggregate intrinsic value of options exercised, outstanding and exercisable as of October 31, 2009 is zero, $0.6 and $0.1 million, respectively. The weighted average life of options outstanding and exercisable as of October 31, 2009 is 5.8 and 3.9 years, respectively.
Outstanding stock options at October 31, 2009 consist of the following:

	Options Outstanding		Options Exercisable
		Weighted Average	Weighted Average		Weighted Average
Range of Exercise Prices	Shares	Remaining Life	Exercise Price	Shares	Exercise Price
		(Years)
$1.04 - $2.56	4,412,250	9.5	$1.97	45,000	$1.56
$2.57 - $4.47	1,989,068	1.6	3.49	1,914,818	3.52
$4.48 - $5.96	686,676	1.3	4.78	686,676	4.78
$5.97 - $7.44	1,292,005	3.1	6.66	1,292,005	6.66
$7.45 - $8.93	2,035,500	4.1	8.57	2,002,165	8.57
$8.94 - $10.42	1,047,000	8.1	9.02	310,633	9.07
$10.43 - $11.90	616,001	4.5	11.08	616,001	11.08
$11.91 - $14.87	3,010,601	5.7	14.04	2,802,414	14.06
$14.88 - $16.36	820,000	6.7	15.75	541,319	15.86

	15,909,101	5.8	7.32	10,211,031	9.15

Changes in non-vested shares under option for the year ended October 31, 2009 are as follows:

		Weighted Average
		Grant Date
	Shares	Fair Value
Non-vested, beginning of year	3,650,779	$5.88
Granted	4,563,250	1.00
Vested	(2,017,785)	6.06
Canceled	(498,174)	6.40

Non-vested, end of year	5,698,070	1.90

Of the 5.7 million non-vested shares under option as of October 31, 2009, approximately 4.8 million are expected to vest over their respective lives.
As of October 31, 2009, there were 1,269,652 shares of common stock that were available for future grant. Of these shares, 5,669 were available for issuance of restricted stock.
The Company uses the Black-Scholes option-pricing model to value stock-based compensation expense. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The expected term of options granted is derived from historical data on employee exercises. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Expected volatility is based on the historical volatility of the Company’s stock. The fair value of each option grant was estimated as of the grant date using the Black-Scholes option-pricing model for the years ended October 31, 2009, 2008 and 2007, assuming risk-free interest rates of 2.6%, 3.0% and 4.8%, respectively; volatility of 51.5%, 40.8% and 43.0%, respectively; zero dividend yield; and expected lives of 6.1, 5.7 and 5.6 years, respectively. The weighted average fair value of options granted was $1.00, $3.85 and $7.16 for the years ended October 31, 2009, 2008 and 2007, respectively. The Company records stock-based compensation expense using the graded vested method over the vesting period, which is generally three years. As of October 31, 2009, the Company had approximately $4.3 million of unrecognized compensation expense expected to be recognized over a weighted average period of approximately 2.2 years. Compensation expense was included as selling, general and administrative expense for fiscal 2009, 2008 and 2007.
In March 2006, the Company’s shareholders approved the 2006 Restricted Stock Plan and in March 2007, the Company’s shareholders approved an amendment to the 2000 Stock Incentive Plan whereby restricted shares and restricted stock units can be issued from such plan. Restricted stock issued under these plans vests over a period of time, generally three to five years, and may have certain performance based acceleration features which allow for earlier vesting.
Changes in restricted stock are as follows:

	Year Ended October 31,
	2009	2008	2007
Outstanding, beginning of year	721,003	842,000	800,000
Granted	590,000	330,000	87,000
Vested	(9,999)	(17,329)	—
Forfeited	(279,001)	(433,668)	(45,000)

Outstanding, end of year	1,022,003	721,003	842,000

Compensation expense for restricted stock is determined using the intrinsic value method and forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The Company monitors the probability of meeting the restricted stock performance criteria and will adjust the amortization period as appropriate. As of October 31, 2009, there had been no acceleration of the amortization period. As of October 31, 2009, the Company had approximately $1.1 million of unrecognized compensation expense expected to be recognized over a weighted average period of approximately 1.9 years.
The Company began the Quiksilver Employee Stock Purchase Plan (the “ESPP”) in fiscal 2001, which provides a method for employees of the Company to purchase common stock at a 15% discount from fair market value as of the beginning or end of each purchasing period of six months, whichever is lower. The ESPP covers substantially all full-time domestic and Australian employees who have at least five months of service with the Company. Since the adoption of guidance within ASC 718, “Stock Compensation,” compensation expense has been recognized for             shares issued under the ESPP. During the years ended October 31, 2009, 2008 and 2007, 550,798, 257,178 and 92,187 shares of stock were issued under the plan with proceeds to the Company of $0.9 million, $1.9 million and $1.1 million, respectively.

During the years ended October 31, 2009, 2008 and 2007, the Company recognized total compensation expense related to options, restricted stock and ESPP shares of approximately $8.4 million, $12.0 million and $16.1 million, respectively.
The Company issued warrants for approximately 25.7 million shares of its common stock in connection with the closing of its new five year senior secured term loan. See note 7 for further details.
Note 11 — Accumulated Other Comprehensive Income
The components of accumulated other comprehensive income include changes in fair value of derivative instruments qualifying as cash flow hedges and foreign currency translation adjustments. The components of accumulated other comprehensive income, net of tax, are as follows:

	October 31,
In thousands	2009	2008
Foreign currency translation adjustment	$111,951	$60,003
(Loss) gain on cash flow hedges	(16,555)	20,507

	$95,396	$80,510

Note 12 — Income Taxes
A summary of the provision for income taxes from continuing operations is as follows:

	Year Ended October 31,
In thousands	2009	2008	2007
Current:
Federal	$3,221	$4,403	$(597)
State	—	(572)	399
Foreign	34,448	39,641	49,789

	37,669	43,472	49,591

Deferred:
Federal	24,699	(8,070)	(5,103)
State	8,166	(1,980)	(770)
Foreign	(3,867)	(395)	(9,212)

	28,998	(10,445)	(15,085)

Provision for income taxes	$66,667	$33,027	$34,506

A reconciliation of the effective income tax rate to a computed “expected” statutory federal income tax rate is as follows:

	Year Ended October 31,
	2009	2008	2007
Computed “expected” statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	150.2	(1.2)	0.2
Foreign tax rate differential	505.5	(10.4)	(8.7)
Foreign tax exempt income	(174.3)	(8.9)	(5.3)
Repatriation of foreign earnings, net of credits	—	0.7	0.4
Goodwill impairment	—	19.5	—
Stock-based compensation	(21.1)	1.6	1.2
Uncertain tax positions	(116.5)	(5.7)	1.3
Valuation allowance	(2,016.7)	2.2	—
Other	(202.4)	0.5	(1.3)

Effective income tax rate	(1,840.3)%	33.3%	22.8%

The components of net deferred income taxes are as follows:

	Year Ended October 31,
In thousands	2009	2008
Deferred income tax assets:
Allowance for doubtful accounts	$8,509	$13,176
Depreciation and amortization	869	6,467
Unrealized gains and losses	13,349	—
Tax loss carryforwards	177,134	113,655
Accruals and other	66,780	55,133
Basis difference in Rossignol investment	—	147,621

	266,641	336,052

Deferred income tax liabilities:
Unrealized gains and losses	—	(8,689)
Basis difference in receivables due from Rossignol	—	(111,845)
Intangibles	(27,354)	(25,633)

	(27,354)	(146,167)

Deferred income taxes	239,287	189,885

Valuation allowance	(93,638)	(138,665)

Net deferred income taxes	$145,649	$51,220

The tax benefits from the exercise of certain stock options are reflected as additions to paid-in capital.
Income before provision for income taxes from continuing operations includes $102.7 million, $138.9 million and $172.3 million of income from foreign jurisdictions for the fiscal years ended October 31, 2009, 2008 and 2007, respectively. The Company does not provide for the U.S. federal, state or additional foreign income tax effects on certain foreign earnings that management intends to permanently reinvest. As of October 31, 2009, foreign earnings earmarked for permanent reinvestment totaled approximately $170.3 million.
As of October 31, 2009, the Company has federal net operating loss carryforwards of approximately $101 million and state net operating loss carryforwards of approximately $134 million, which will expire on various dates through 2029. In addition, the Company has foreign tax loss carryforwards of approximately $358 million as of October 31, 2009. Approximately $340 million will be carried forward until fully utilized, with the remaining $18 million expiring on various dates through 2029. As of October 31, 2009, the Company has capital loss carryforwards of approximately $42 million which will expire in 2014.
On November 6, 2009, the Worker, Homeownership, and Business Assistance Act of 2009 (the “Act”) was enacted into legislation. The Act allows corporate taxpayers with net operating losses (“NOLs”) for fiscal years ending after 2007 and beginning before 2010 to elect to carry back such NOLs up to five years. This election may be made for only one fiscal year. The Company is evaluating the impact that this legislation will have on its results and expects to apply the impact of the extended NOL carry back period during fiscal 2010.
During the year ended October 31, 2009, the Company evaluated the realizability of its U.S. federal and state deferred tax assets. The Company has evaluated the need for a valuation allowance with respect to the U.S. consolidated tax group, which includes the U.S. portion of the Americas operating segment and the U.S. portion of corporate operations. The Company has concluded that based on all available information and proper weighting of objective and subjective evidence as of October 31, 2009, including a cumulative loss that had been sustained over a three-year period by the U.S. consolidated tax group, it is more likely than not that its U.S. federal and state deferred tax assets will not be realized and a full valuation allowance was established against $45.9 million of deferred tax assets that existed as of

October 31, 2008. A benefit from loss carrybacks of $2.8 million has been recognized on U.S. losses sustained during the twelve months ended October 31, 2009. Income tax expense has been recognized against non-U.S. earnings in the current period.
On November 1, 2007, the Company adopted guidance included in ASC 740, “Income Taxes.” As a result of the adoption of this guidance, the Company recognized a $21.3 million reduction in retained earnings upon adoption. This adjustment consisted of an increase in the Company’s liability for unrecognized tax benefits of $30.4 million partially offset by an increase to the Company’s deferred tax assets of $2.0 million and an increase in the Company’s taxes receivable of $7.1 million. The total balance of unrecognized tax benefits, including interest and penalties of $7.8 million, was $37.4 million as of November 1, 2007.
The following table summarizes the activity related to the Company’s unrecognized tax benefits (excluding interest and penalties and related tax carryforwards):

	Year ended October 31,
In thousands	2009	2008
Balance, beginning of year	$25,495	$29,552
Gross increases related to prior year tax positions	7,134	2,759
Gross increases related to current year tax positions	6,461	7,888
Settlements	—	(6,770)
Lapse in statute of limitation	(13)	(4,700)
Foreign exchange and other	3,026	(3,234)

Balance, end of year	$42,103	$25,495

If the Company’s positions are sustained by the relevant taxing authority, approximately $31.4 million (excluding interest and penalties) of uncertain tax position liabilities would favorably impact the Company’s effective tax rate in future periods.
The Company includes interest and penalties related to unrecognized tax benefits in its provision for income taxes in the accompanying consolidated statements of operations, which is included in current tax expense in the summary of income tax provision table shown above. During the fiscal year ended October 31, 2009, the Company recorded tax expense of $4.1 million relating to interest and penalties, and as of October 31, 2009, the Company had recognized a liability for interest and penalties of $12.3 million.
During the next 12 months, it is reasonably possible that the Company’s liability for uncertain tax positions may change by a significant amount as a result of the resolution or payment of uncertain tax positions related to intercompany transactions between foreign affiliates and certain foreign withholding tax exposures. Conclusion of these matters could result in settlement for different amounts than the Company has accrued as uncertain tax benefits. If a position for which the Company concluded was more likely than not is subsequently not upheld, then the Company would need to accrue and ultimately pay an additional amount. Conversely, the Company could settle positions with the tax authorities for amounts lower than have been accrued or extinguish a position through payment. The Company believes the outcomes which are reasonably possible within the next 12 months range from a reduction of the liability for unrecognized tax benefits of $19 million to an increase of the liability of $14 million, excluding penalties and interest.
The Company has completed a federal tax audit in the United States for fiscal years ending in 2004 and 2005 and remains subject to examination for years thereafter. The Company’s significant foreign tax jurisdictions, including France, Australia and Canada, are subject to normal and regular examination for various tax years generally beginning in the 2000 fiscal year. The Company is currently under examination in France, Australia and Canada for fiscal years ending through 2007.

Note 13 — Employee Plans
The Company maintains the Quiksilver 401(k) Employee Savings Plan and Trust (the “401(k) Plan”). This plan is generally available to all domestic employees with six months of service and is funded by employee contributions and, through fiscal 2007, periodic discretionary contributions from the Company, which are approved by the Company’s Board of Directors. The Company made contributions of zero, zero and $1.0 million to the 401(k) Plan for the years ended October 31, 2009, 2008 and 2007, respectively.
Employees of the Company’s French subsidiary, Na Pali SAS, with three months of service are covered under the French Profit Sharing Plan (the “French Profit Sharing Plan”), which is mandated by law. Compensation is earned under the French Profit Sharing Plan based on statutory computations with an additional discretionary component. Funds are maintained by the Company and vest with the employees after five years, although earlier disbursement is optional if certain personal events occur or upon the termination of employment. Compensation expense of $3.2 million, $3.4 million and $4.1 million was recognized related to the French Profit Sharing Plan for the fiscal years ended October 31, 2009, 2008 and 2007, respectively.
Note 14 — Segment and Geographic Information
Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the Company’s management in deciding how to allocate resources and in assessing performance. The Company operates in the outdoor market of the sporting goods industry in which the Company designs, markets and distributes clothing, footwear, accessories and related products. The Company currently operates in three segments: the Americas, Europe and Asia/Pacific. The Americas segment includes revenues from the U.S., Canada and Latin America. The European segment includes revenues primarily from Western Europe. The Asia/Pacific segment includes revenues primarily from Australia, Japan, New Zealand and Indonesia. Costs that support all three segments, including trademark protection, trademark maintenance and licensing functions, are part of corporate operations. Corporate operations also includes sourcing income and gross profit earned from the Company’s licensees. The Company’s largest customer accounts for less than 4% of its net revenues from continuing operations.
The Company sells a full range of its products within each geographical segment. The percentages of revenues attributable to each of the Company’s major product categories are as follows:

	Percentage of Revenues
	2009	2008	2007
Apparel	66%	65%	66%
Footwear	20	20	18
Accessories	14	15	16

	100%	100%	100%

Information related to the Company’s operating segments is as follows:

	Year Ended October 31,
In thousands	2009	2008	2007
Revenues, net:
Americas	$929,691	$1,061,370	$995,801
Europe	792,627	933,119	803,395
Asia/Pacific	251,596	265,067	243,064
Corporate operations	3,612	5,080	4,812

Consolidated	$1,977,526	$2,264,636	$2,047,072

Gross profit (loss):
Americas	$349,526	$445,381	$418,021
Europe	446,801	532,034	442,923
Asia/Pacific	135,591	140,168	120,411
Corporate operations	(887)	3,003	3,690

Consolidated	$931,031	$1,120,586	$985,045

SG&A expense:
Americas	$364,727	$371,958	$311,757
Europe	341,780	380,374	316,867
Asia/Pacific	112,418	117,219	100,922
Corporate operations	32,821	46,382	52,717

Consolidated	$851,746	$915,933	$782,263

Asset impairments:
Americas	$10,092	$9,317	$—
Europe	645	692	—
Asia/Pacific	—	55,788	—
Corporate operations	—	—	—

Consolidated	$10,737	$65,797	$—

Operating (loss) income:
Americas	$(25,293)	$64,106	$106,264
Europe	104,376	150,968	126,056
Asia/Pacific	23,173	(32,839)	19,489
Corporate operations	(33,708)	(43,379)	(49,027)

Consolidated	$68,548	$138,856	$202,782

Identifiable assets:
Americas	$538,533	$841,318	$908,435
Europe	923,494	1,026,268	1,307,738
Asia/Pacific	296,806	247,480	390,338
Corporate operations	93,775	55,199	55,553

Consolidated	$1,852,608	$2,170,265	$2,662,064

Goodwill:
Americas	$77,891	$76,124	$73,709
Europe	184,802	167,814	179,012
Asia/Pacific	71,065	55,412	146,178

Consolidated	$333,758	$299,350	$398,899

France accounted for 26.7%, 30.6% and 33.0% of European net revenues to unaffiliated customers for the years ended October 31, 2009, 2008 and 2007, respectively, while Spain accounted for 19.7%, 20.2% and 20.3%, respectively, and the United Kingdom accounted for 9.2%, 11.4% and 14.9%, respectively. Identifiable assets in the United States totaled $522.4 million as of October 31, 2009.

Note 15 — Derivative Financial Instruments
The Company is exposed to gains and losses resulting from fluctuations in foreign currency exchange rates relating to certain sales, royalty income, and product purchases of its international subsidiaries that are denominated in currencies other than their functional currencies. The Company is also exposed to foreign currency gains and losses resulting from domestic transactions that are not denominated in U.S. dollars, and to fluctuations in interest rates related to its variable rate debt. Furthermore, the Company is exposed to gains and losses resulting from the effect that fluctuations in foreign currency exchange rates have on the reported results in the Company’s consolidated financial statements due to the translation of the operating results and financial position of the Company’s international subsidiaries. As part of its overall strategy to manage the level of exposure to the risk of fluctuations in foreign currency exchange rates, the Company uses various foreign currency exchange contracts and intercompany loans.
The Company accounts for all of its cash flow hedges under ASC 815, “Derivatives and Hedging,” which requires companies to recognize all derivative instruments as either assets or liabilities at fair value in the consolidated balance sheet. In accordance with ASC 815, the Company designates forward contracts as cash flow hedges of forecasted purchases of commodities.
Effective February 1, 2009, the Company adopted additional guidance, which provides an enhanced disclosure framework for derivative instruments. ASC 815 requires that the fair values of derivative instruments and their gains and losses be disclosed in a manner that provides adequate information about the impact these instruments can have on a company’s financial position, results of operations and cash flows.
For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income (“OCI”) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings. As of October 31, 2009, the Company was hedging forecasted transactions expected to occur through October 2011. Assuming October 31, 2009 exchange rates remain constant, $16.6 million of losses, net of tax, related to hedges of these transactions are expected to be reclassified to earnings over the next 24 months.
For the year ended October 31, 2009, the effective portions of gains (losses) of foreign exchange derivative instruments in the consolidated statement of operations were as follows:

	Year Ended October 31, 2009
In thousands	Amount	Location
Loss recognized in OCI on derivatives	$(41,036)	Other comprehensive income
Loss reclassified from accumulated OCI into income	$(14,343)	Cost of goods sold
Loss reclassified from accumulated OCI into income	$(17)	Foreign currency gain (loss)
Loss recognized in income on derivatives	$(691)	Foreign currency gain (loss)
On the date the Company enters into a derivative contract, management designates the derivative as a hedge of the identified exposure. The Company formally documents all relationships between hedging instruments and hedged items, as well as the risk management objective and strategy for entering into various hedge transactions. In this documentation, the Company identifies the asset, liability, firm commitment, or forecasted transaction that has been designated as a hedged item and indicates how the hedging instrument is expected to hedge the risks related to the hedged item. The Company formally measures effectiveness of its hedging relationships both at the hedge inception and on an ongoing basis in accordance with its risk management policy. The Company would discontinue hedge accounting prospectively (i) if management determines that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item, (ii) when the derivative expires or is sold, terminated, or exercised, (iii) if it becomes probable that the forecasted transaction being hedged by the derivative will not occur, (iv) because a hedged firm commitment no longer meets the definition of a firm commitment, or (v) if management determines that designation of the derivative as a hedge instrument is no longer appropriate. As a result of the expiration, sale, termination, or exercise of derivative contracts, the Company reclassified into earnings net losses of $23.8 million and $8.3 million during the fiscal years ended October 31, 2008 and 2007, respectively.
The Company enters into forward exchange and other derivative contracts with major banks and is exposed to exchange rate losses in the event of nonperformance by these banks. The Company anticipates, however, that these banks will be able to fully satisfy their obligations under the contracts. Accordingly, the Company does not obtain collateral or other security to support the contracts.
As of October 31, 2009, the Company had the following outstanding forward contracts that were entered into to hedge forecasted purchases:

		Notional
In thousands	Hedged Item	Amount	Maturity	Fair Value
United States dollar	Inventory	$425,352	Nov 2009 — Oct 2011	$(23,138)
British pounds	Accounts receivable	9,914	Nov 2009 — Jan 2010	(53)

		$435,266		$(23,191)

Effective November 1, 2008, the Company adopted guidance included in ASC 820, “Fair Value Measurements and Disclosures,” which provides a framework for measuring fair value under generally accepted accounting principles. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 also establishes a fair value hierarchy which prioritizes the valuation inputs into three broad levels. Based on the underlying inputs, each fair value measurement in its entirety is reported in one of the three levels. These levels are:
•	Level 1 — Valuation is based upon quoted prices for identical instruments traded in active markets. Level 1 assets and liabilities include debt and equity securities traded in an active exchange market, as well as U.S. Treasury securities.

•	Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Valuation is determined using model-based techniques with significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of third party pricing services, option pricing models, discounted cash flow models and similar techniques.

The following table reflects the fair values of the foreign exchange contract assets and liabilities measured and recognized at fair value on a recurring basis on the consolidated balance sheet as of October 31, 2009:

	October 31, 2009
				Assets (Liabilities)
	Fair Value Measurements Using			at Fair Value
In thousands	Level 1	Level 2	Level 3
Derivative assets:
Other receivables	$—	$936	$—	$936
Other assets	—	7	—	7
Derivative liabilities:
Accrued liabilities	—	(20,611)	—	(20,611)
Other long-term liabilities	—	(3,523)	—	(3,523)

Total fair value	$—	$(23,191)	$—	$(23,191)

Note 16 — Quarterly Financial Data (Unaudited)
A summary of quarterly financial data (unaudited) is as follows:

	Quarter Ended
In thousands, except per share amounts	January 31	April 30	July 31	October 31
Year ended October 31, 2009
Revenues, net	$443,278	$494,173	$501,394	$538,681
Gross profit	207,163	233,118	234,364	256,386
(Loss) income from continuing operations attributable to Quiksilver, Inc.	(65,862)	4,945	3,413	(15,711)
(Loss) income from discontinued operations attributable to Quiksilver, Inc.	(128,564)	(2,132)	(2,067)	13,936
Net (loss) income attributable to Quiksilver, Inc.	(194,426)	2,813	1,346	(1,775)
(Loss) income per share from continuing operations attributable to Quiksilver, Inc., assuming dilution	(0.52)	0.04	0.03	(0.12)
(Loss) income per share from discontinued operations attributable to Quiksilver, Inc, assuming dilution	(1.01)	(0.02)	(0.02)	0.11
Net (loss) income per share attributable to Quiksilver, Inc., assuming dilution	(1.53)	0.02	0.01	(0.01)
Trade accounts receivable	373,357	410,971	424,191	430,884
Inventories	380,502	307,735	334,233	267,730
Year ended October 31, 2008
Revenues, net	$496,581	$596,280	$564,876	$606,899
Gross profit	243,524	300,342	284,829	291,891
Income (loss) from continuing operations attributable to Quiksilver, Inc.	7,570	38,725	33,073	(13,824)
(Loss) income from discontinued operations attributable to Quiksilver, Inc.	(29,510)	(244,949)	(30,219)	12,869
Net (loss) income attributable to Quiksilver, Inc.	(21,940)	(206,224)	2,854	(955)
Income (loss) per share from continuing operations attributable to Quiksilver, Inc., assuming dilution	0.06	0.30	0.25	(0.11)
(Loss) income per share from discontinued operations attributable to Quiksilver, Inc, assuming dilution	(0.24)	(1.88)	(0.23)	0.10
Net (loss) income per share attributable to Quiksilver, Inc., assuming dilution	(0.18)	(1.59)	0.02	(0.01)
Trade accounts receivable	402,536	473,032	491,369	470,059
Inventories	364,362	304,059	358,646	312,138

Note 17 — Condensed Consolidating Financial Information
In December 2005, the Company completed an exchange offer to exchange its Senior Notes for publicly registered notes with identical terms. Obligations under the Company’s Senior Notes are fully and unconditionally guaranteed by certain of its existing domestic subsidiaries.
The Company is required to present condensed consolidating financial information for Quiksilver, Inc. and its domestic subsidiaries within the notes to the consolidated financial statements in accordance with the criteria established for parent companies in the SEC’s Regulation S-X, Rule 3-10(f). The following condensed consolidating financial information presents the results of operations, financial position and cash flows of Quiksilver Inc., its Guarantor subsidiaries, its non-Guarantor subsidiaries and the eliminations necessary to arrive at the information for the Company on a consolidated basis as of October 31, 2009 and 2008 and for the years ended October 31, 2009, 2008 and 2007. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended October 31, 2009

			Non-
	Quiksilver,	Guarantor	Guarantor
In thousands	Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenues, net	$301	$796,924	$1,218,860	$(38,559)	$1,977,526
Cost of goods sold	—	502,643	556,666	(12,814)	1,046,495

Gross profit	301	294,281	662,194	(25,745)	931,031

Selling, general and administrative expense	3,733	348,228	526,170	(26,385)	851,746
Asset impairments	—	10,092	645	—	10,737

Operating (loss) income	(3,432)	(64,039)	135,379	640	68,548

Interest expense, net	39,097	8,700	16,127	—	63,924
Foreign currency loss	61	47	8,525	—	8,633
Equity in earnings and other (income) expense	147,848	(398)	11	(147,848)	(387)

(Loss) income before (benefit) provision for income taxes	(190,438)	(72,388)	110,716	148,488	(3,622)

(Benefit) provision for income taxes	(2,823)	42,937	26,553	—	66,667

(Loss) income from continuing operations	(187,615)	(115,325)	84,163	148,488	(70,289)
(Loss) income from discontinued operations	(4,427)	13,303	(128,367)	664	(118,827)

Net loss	(192,042)	(102,022)	(44,204)	149,152	(189,116)
Less: net income attributable to non-controlling interest	—	(2,757)	(169)	—	(2,926)

Net loss attributable to Quiksilver, Inc.	$(192,042)	$(104,779)	$(44,373)	$149,152	$(192,042)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended October 31, 2008

			Non-
	Quiksilver,	Guarantor	Guarantor
In thousands	Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenues, net	$116	$927,971	$1,382,879	$(46,330)	$2,264,636
Cost of goods sold	—	521,833	636,627	(14,410)	1,144,050

Gross profit	116	406,138	746,252	(31,920)	1,120,586

Selling, general and administrative expense	59,739	345,451	553,608	(42,865)	915,933
Asset impairments	—	9,317	56,480	—	65,797

Operating (loss) income	(59,623)	51,370	136,164	10,945	138,856

Interest expense (income), net	47,512	377	(2,562)	—	45,327
Foreign currency (gain) loss	(1,505)	(5,674)	1,418	—	(5,761)
Equity in earnings and other (income) expense	134,831	(333)	362	(134,831)	29

(Loss) income before (benefit) provision for income taxes	(240,461)	57,000	136,946	145,776	99,261

(Benefit) provision for income taxes	(14,986)	2,488	45,525	—	33,027

(Loss) income from continuing operations	(225,475)	54,512	91,421	145,776	66,234
Loss from discontinued operations	(790)	(22,723)	(255,976)	(12,320)	(291,809)

Net (loss) income	(226,265)	31,789	(164,555)	133,456	(225,575)
Less: net income attributable to non-controlling interest	—	(683)	(7)	—	(690)

Net loss (income) attributable to Quiksilver, Inc.	$(226,265)	$31,106	$(164,562)	$133,456	$(226,265)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended October 31, 2007

			Non-
	Quiksilver,	Guarantor	Guarantor
In thousands	Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenues, net	$19	$893,969	$1,196,874	$(43,790)	$2,047,072
Cost of goods sold	—	525,839	550,977	(14,789)	1,062,027

Gross profit	19	368,130	645,897	(29,001)	985,045

Selling, general and administrative expense	52,955	260,140	497,158	(27,990)	782,263

Operating (loss) income	(52,936)	107,990	148,739	(1,011)	202,782

Interest expense, net	43,480	2,202	889	—	46,571
Foreign currency loss	3,008	1,579	270	—	4,857
Equity in earnings and other expense	33,388	85	110	(33,388)	195

(Loss) income before (benefit) provision for income taxes	(132,812)	104,124	147,470	32,377	151,159

(Benefit) provision for income taxes	(16,066)	9,996	40,576	—	34,506

(Loss) income from continuing operations	(116,746)	94,128	106,894	32,377	116,653
(Loss) income from discontinued operations	(4,373)	(61,578)	(172,222)	327	(237,846)

Net (loss) income	(121,119)	32,550	(65,328)	32,704	(121,193)
Less: net (income) loss attributable to non-controlling interest	—	158	(84)	—	74

Net loss (income) attributable to Quiksilver, Inc.	$(121,119)	$32,708	$(65,412)	$32,704	$(121,119)

CONDENSED CONSOLIDATING BALANCE SHEET
OCTOBER 31, 2009

			Non-
	Quiksilver,	Guarantor	Guarantor
In thousands	Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$321	$1,135	$98,060	$—	$99,516
Restricted cash	—	—	52,706	—	52,706
Trade accounts receivable, net	—	150,540	280,344	—	430,884
Other receivables	854	4,869	19,892	—	25,615
Inventories	—	86,501	182,006	(777)	267,730
Deferred income taxes	—	8,658	67,980	—	76,638
Prepaid expenses and other current assets	12,981	11,039	13,313	—	37,333
Current assets held for sale	—	—	1,777	—	1,777

Total current assets	14,156	262,742	716,078	(777)	992,199

Fixed assets, net	4,323	71,265	163,745	—	239,333
Intangible assets, net	2,886	50,426	89,642	—	142,954
Goodwill	—	118,111	215,647	—	333,758
Investment in subsidiaries	952,358	—	—	(952,358)	—
Other assets	7,522	18,947	48,884	—	75,353
Deferred income taxes long-term	—	(28,017)	97,028	—	69,011

Total assets	$981,245	$493,474	$1,331,024	$(953,135)	$1,852,608

LIABILITIES AND EQUITY
Current liabilities:
Lines of credit	$—	$—	$32,592	$—	$32,592
Accounts payable	1,594	60,003	100,776	—	162,373
Accrued liabilities	7,357	27,084	81,833	—	116,274
Current portion of long-term debt	—	1,140	94,091	—	95,231
Income taxes payable	—	9,174	14,400	—	23,574
Intercompany balances	115,699	(129,624)	13,925	—	—
Current liabilities related to assets held for sale	—	15	443	—	458

Total current liabilities	124,650	(32,208)	338,060	—	430,502

Long-term debt, net of current portion	400,000	110,829	400,601	—	911,430
Other long-term liabilities	—	36,984	9,659	—	46,643

Total liabilities	524,650	115,605	748,320	—	1,388,575

Stockholders’/invested equity	456,595	370,922	582,213	(953,135)	456,595
Non-controlling interest	—	6,947	491	—	7,438

Total liabilities and equity	$981,245	$493,474	$1,331,024	$(953,135)	$1,852,608

CONDENSED CONSOLIDATING BALANCE SHEET
OCTOBER 31, 2008

			Non-
	Quiksilver,	Guarantor	Guarantor
In thousands	Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$18	$2,666	$50,358	$—	$53,042
Trade accounts receivable, net	—	214,033	256,026	—	470,059
Other receivables	866	9,824	59,686	—	70,376
Income taxes receivable	—	2,859	7,879	—	10,738
Inventories	—	134,812	178,738	(1,412)	312,138
Deferred income taxes	—	21,560	(9,340)	—	12,220
Prepaid expenses and other current assets	6,019	8,773	11,077	—	25,869
Current assets held for sale	—	70,367	341,075	—	411,442

Total current assets	6,903	464,894	895,499	(1,412)	1,365,884

Restricted cash	—	—	46,475	—	46,475
Fixed assets, net	5,775	96,686	133,067	—	235,528
Intangible assets, net	2,754	51,113	90,567	—	144,434
Goodwill	—	117,235	182,115	—	299,350
Investment in subsidiaries	1,185,761	—	—	(1,185,761)	—
Other assets	9,300	3,387	26,907	—	39,594
Deferred income taxes long-term	—	3,992	35,008	—	39,000

Total assets	$1,210,493	$737,307	$1,409,638	$(1,187,173)	$2,170,265

LIABILITIES AND EQUITY
Current liabilities:
Lines of credit	$—	$—	$238,317	$—	$238,317
Accounts payable	5,121	102,987	127,621	—	235,729
Accrued liabilities	18,436	17,455	57,657	—	93,548
Current portion of long-term debt	—	2,061	29,843	—	31,904
Intercompany balances	186,970	(122,584)	(64,386)	—	—
Current liabilities related to assets held for sale	—	35,398	99,673	—	135,071

Total current liabilities	210,527	35,317	488,725	—	734,569

Long-term debt, net of current portion	400,000	143,501	246,596	—	790,097
Other long-term liabilities	—	25,692	9,403	—	35,095
Non-current liabilities related to assets held for sale	—	—	6,026	—	6,026

Total liabilities	610,527	204,510	750,750	—	1,565,787

Stockholders’/invested equity	599,966	528,607	658,566	(1,187,173)	599,966
Non-controlling interest	—	4,190	322	—	4,512

Total liabilities and equity	$1,210,493	$737,307	$1,409,638	$(1,187,173)	$2,170,265

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended October 31, 2009

			Non-
	Quiksilver,	Guarantor	Guarantor
In thousands	Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net loss	$(192,042)	$(102,022)	$(44,204)	$149,152	$(189,116)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Loss (income) from discontinued operations	4,427	(13,303)	128,367	(664)	118,827
Depreciation and amortization	1,525	24,174	29,305	—	55,004
Stock-based compensation and tax benefit on option exercises	8,415	—	—	—	8,415
Provision for doubtful accounts	—	10,059	6,176	—	16,235
Equity in earnings	147,848	—	(2)	(147,848)	(2)
Asset impairments	—	9,570	1,167	—	10,737
Deferred taxes	—	47,482	(4,248)	—	43,234
Other adjustments to reconcile net loss	334	2,660	4,538	—	7,532
Changes in operating assets and liabilities:
Trade accounts receivable	—	53,272	7,511	—	60,783
Inventories	—	48,293	31,050	(1,304)	78,039
Other operating assets and liabilities	(8,929)	(4,245)	(4,161)	—	(17,335)

Cash (used in) provided by operating activities of continuing operations	(38,422)	75,940	155,499	(664)	192,353
Cash (used in) provided by operating activities of discontinued operations	(19,423)	36,806	(4,232)	664	13,815

Net cash (used in) provided by operating activities	(57,845)	112,746	151,267	—	206,168

Cash flows from investing activities:
Capital expenditures	(3,793)	(7,214)	(43,557)	—	(54,564)

Cash used in investing activities of continuing operations	(3,793)	(7,214)	(43,557)	—	(54,564)
Cash provided by investing activities of discontinued operations	—	—	21,848	—	21,848

Net cash used in investing activities	(3,793)	(7,214)	(21,709)	—	(32,716)

Cash flows from financing activities:
Borrowings on lines of credit	—	—	10,346	—	10,346
Payments on lines of credit	—	—	(237,025)	—	(237,025)
Borrowings on long-term debt	—	547,093	348,175	—	895,268
Payments on long-term debt	—	(561,113)	(165,739)	—	(726,852)
Payments of debt issuance costs	—	(27,494)	(19,984)	—	(47,478)
Proceeds from stock option exercises	862	—	—	—	862
Intercompany	61,079	(65,549)	4,470	—	—

Cash provided by (used in) financing activities of continuing operations	61,941	(107,063)	(59,757)	—	(104,879)
Cash used in financing activities of discontinued operations	—	—	(11,136)	—	(11,136)

Net cash provided by (used in) financing activities	61,941	(107,063)	(70,893)	—	(116,015)
Effect of exchange rate changes on cash	—	—	(10,963)	—	(10,963)

Net increase (decrease) in cash and cash equivalents	303	(1,531)	47,702	—	46,474
Cash and cash equivalents, beginning of period	18	2,666	50,358	—	53,042

Cash and cash equivalents, end of period	$321	$1,135	$98,060	—	$99,516

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended October 31, 2008

			Non-
	Quiksilver,	Guarantor	Guarantor
In thousands	Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss) income	$(226,265)	$31,789	$(164,555)	$133,456	$(225,575)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Loss from discontinued operations	790	22,723	255,976	12,320	291,809
Depreciation and amortization	2,074	25,785	29,372	—	57,231
Stock-based compensation and tax benefit on option exercises	9,588	—	—	—	9,588
Provision for doubtful accounts	330	7,213	8,405	—	15,948
Equity in earnings	134,831	137	984	(134,831)	1,121
Asset impairments	—	9,317	56,480	—	65,797
Other adjustments to reconcile net (loss) income	(1,478)	3,422	(14,657)	—	(12,713)
Changes in operating assets and liabilities:
Trade accounts receivable	—	(21,640)	5,461	—	(16,179)
Inventories	—	(5,215)	(28,946)	1,375	(32,786)
Other operating assets and liabilities	(3,395)	19,531	9,087	—	25,223

Cash (used in) provided by operating activities of continuing operations	(83,525)	93,062	157,607	12,320	179,464
Cash provided by (used in) operating activities of discontinued operations	12,203	(27,429)	(79,756)	(12,320)	(107,302)

Net cash (used in) provided by operating activities	(71,322)	65,633	77,851	—	72,162

Cash flows from investing activities:
Capital expenditures	284	(38,525)	(52,707)	—	(90,948)
Business acquisitions, net of cash acquired	—	(24,174)	(6,953)	—	(31,127)
Changes in restricted cash	—	—	(46,475)	—	(46,475)

Cash provided by (used in) investing activities of continuing operations	284	(62,699)	(106,135)	—	(168,550)
Cash provided by investing activities of discontinued operations	—	94,631	9,180	—	103,811

Net cash provided by (used in) investing activities	284	31,932	(96,955)	—	(64,739)

Cash flows from financing activities:
Borrowings on lines of credit	—	—	185,777	—	185,777
Payments on lines of credit	—	—	(47,161)	—	(47,161)
Borrowings on long-term debt	—	173,216	67,173	—	240,389
Payments on long-term debt	—	(159,201)	(39,592)	—	(198,793)
Proceeds from stock option exercises	11,602	—	—	—	11,602
Intercompany	59,442	(87,168)	27,726	—	—

Cash provided by (used in) financing activities of continuing operations	71,044	(73,153)	193,923	—	191,814
Cash used in financing activities of discontinued operations	—	(35,000)	(189,794)	—	(224,794)

Net cash provided by (used in) financing activities	71,044	(108,153)	4,129	—	(32,980)
Effect of exchange rate changes on cash	—	—	4,251	—	4,251

Net increase (decrease) in cash and cash equivalents	6	(10,588)	(10,724)	—	(21,306)
Cash and cash equivalents, beginning of period	12	13,254	61,082	—	74,348

Cash and cash equivalents, end of period	$18	$2,666	$50,358	—	$53,042

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended October 31, 2007

			Non-
		Guarantor	Guarantor
In thousands	Quiksilver, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss) income	$(121,119)	$32,550	$(65,328)	$32,704	$(121,193)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Loss from discontinued operations	4,373	61,578	172,222	(327)	237,846
Depreciation and amortization	629	20,402	25,821	—	46,852
Stock-based compensation and tax benefit on option exercises	13,234	—	—	—	13,234
Provision for doubtful accounts	—	3,978	3,812	—	7,790
Equity in earnings	33,388	(486)	350	(33,388)	(136)
Other adjustments to reconcile net (loss) income	903	(5,874)	(6,696)	—	(11,667)
Changes in operating assets and liabilities:
Trade accounts receivable	—	(47,237)	(9,980)	—	(57,217)
Inventories	—	(7,972)	(12,275)	684	(19,563)
Other operating assets and liabilities	16,534	20,672	48,697	—	85,903

Cash (used in) provided by operating activities of continuing operations	(52,058)	77,611	156,623	(327)	181,849
Cash provided by (used in) operating activities of discontinued operations	386	(4,973)	(53,337)	327	(57,597)

Net cash (used in) provided by operating activities	(51,672)	72,638	103,286	—	124,252

Cash flows from investing activities:
Capital expenditures	(1,419)	(35,993)	(40,864)	—	(78,276)
Business acquisitions, net of cash acquired	(1,297)	(38,353)	(1,607)	—	(41,257)

Cash used in investing activities of continuing operations	(2,716)	(74,346)	(42,471)	—	(119,533)
Cash used in investing activities of discontinued operations	—	(2,656)	(38,301)	—	(40,957)

Net cash used in investing activities	(2,716)	(77,002)	(80,772)	—	(160,490)

Cash flows from financing activities:
Borrowings on lines of credit	—	—	71,846	—	71,846
Payments on lines of credit	—	—	(17,247)	—	(17,247)
Borrowings on long-term debt	—	123,250	86,061	—	209,311
Payments on long-term debt	—	(74,375)	(27,236)	—	(101,611)
Proceeds from stock option exercises	14,253	—	—	—	14,253
Intercompany	40,139	(25,646)	(14,493)	—	—

Cash provided by financing activities of continuing operations	54,392	23,229	98,931	—	176,552
Cash used in financing activities of discontinued operations	—	(9,003)	(87,732)	—	(96,735)

Net cash provided by financing activities	54,392	14,226	11,199	—	79,817

Effect of exchange rate changes on cash	—	—	(6,065)	—	(6,065)

Net increase in cash and cash equivalents	4	9,862	27,648	—	37,514
Cash and cash equivalents, beginning of period	8	3,392	33,434	—	36,834

Cash and cash equivalents, end of period	$12	$13,254	$61,082	—	$74,348

Note 18 — Discontinued Operations
In October 2007, the Company entered into an agreement to sell its golf equipment business, which included Roger Cleveland Golf Company, Inc. and certain other related international subsidiaries, for approximately $132.5 million. Majority ownership in this business was originally acquired in fiscal 2005 as part of the Rossignol acquisition. The Company acquired the remaining 36.37% minority interest in Roger Cleveland Golf Company, Inc. in September 2007. In connection with the acquisition of the minority interest in Roger Cleveland Golf Company, Inc., the Company’s U.S. golf equipment operations, the Company remeasured the carrying value of related intangible assets. As a result, the Company recorded asset impairments in fiscal 2007 of approximately $8.2 million, which included goodwill impairment of approximately $5.4 million, trademark impairments of approximately $2.4 million and patent impairments of approximately $0.4 million. The operations of the golf equipment business are classified as discontinued operations for all periods presented. The Company closed this transaction in December 2007. The Company used the net proceeds from this sale to repay indebtedness.
As of October 31, 2007 and in connection with its annual goodwill impairment test, the Company remeasured the value of its intangible assets in accordance with ASC 350, “Intangibles — Goodwill and Other,” and noted that the carrying value was in excess of the estimated fair value. As a result, the Company recorded Rossignol related goodwill impairment charges of approximately $156.9 million, approximately $6.9 million in trademark impairments and approximately $2.6 million in fixed asset impairments. The Company’s goodwill impairment was recognized as a result of its annual impairment test for goodwill which was calculated using a combination of a discounted cash flow and market approach. The value implied by the test was primarily affected by future forecasts for its wintersports equipment businesses which were revised downward, primarily due to management’s assessment of the time frame for recovery of the wintersports equipment business and the related expected future cash flows based on working capital requirements, recent snow conditions, current industry conditions and trends, and general economic conditions.
During the three months ended April 30, 2008, the Company classified its Rossignol business, including both wintersports equipment and related apparel, as discontinued operations. During this same period, the Company reassessed the carrying value of Rossignol under ASC 205-20, “Discontinued Operations.” The fair value of the Rossignol business was estimated using a combination of current market indications of value, a discounted cash flow and a market-based multiple approach. As a result, the Company recorded an impairment of Rossignol’s long-term assets of approximately $240.2 million, before taxes, during the three months ended April 30, 2008. This impairment included approximately $129.7 million in fixed assets, $88.2 million in trademark and other intangible assets, $18.3 million in goodwill and $4.0 million in other long-term assets. During the six months ended October 31, 2008, the Company performed the same assessment and recorded additional impairments of approximately $11.2 million, primarily consisting of fixed assets.
In August 2008, the Company received a binding offer for its Rossignol business, and completed the transaction on November 12, 2008 for a purchase price of $50.8 million, comprised of $38.1 million in cash and a $12.7 million seller’s note. The Company used the net cash proceeds from the sale to pay for related transaction costs and reduce its indebtedness. The seller’s note was canceled in October 2009 in connection with the completion of the final working capital adjustment.
The business sold includes the related brands of Rossignol, Dynastar, Look and Lange. The actual pre-tax losses incurred upon closing were approximately $212.3 million, partially offset by a tax benefit of approximately $89.4 million. These losses were recorded primarily during the three months ended January 31, 2009.

The operating results of discontinued operations, which include both the Rossignol wintersports and golf equipment businesses, included in the accompanying consolidated statements of operations are as follows:

	Year Ended October 31,
In thousands	2009	2008	2007
Revenues, net	$18,171	$374,149	$541,136

Loss before income taxes	(221,201)	(365,917)	(246,163)
Benefit for income taxes	(102,374)	(74,108)	(8,317)

Loss from discontinued operations	$(118,827)	$(291,809)	$(237,846)

The losses from discontinued operations for fiscal 2009, 2008 and 2007 include asset impairments of zero, $251.4 million and $166.4 million, respectively. The net tax benefit related to the asset impairments and the Company’s classification of Rossignol and Cleveland Golf as discontinued operations is zero, approximately $40.0 million, and approximately $4.2 million for fiscal 2009, 2008 and 2007, respectively. Net interest expense included in discontinued operations was zero, $14.0 million and $14.4 million for fiscal 2009, 2008 and 2007, respectively.
The remaining assets and liabilities of the Company’s discontinued businesses primarily relate to its Rossignol apparel business.
The components of assets and liabilities held for sale at October 31, 2009 are as follows:

In thousands	October 31, 2009
Current assets:
Receivables, net	$669
Inventories	—
Other current assets	1,108

$1,777

Current liabilities:
Accounts payable	$309
Other current liabilities	149

$458

Note 19 — Restructuring Charges
In connection with its cost reduction efforts, the Company formulated the Fiscal 2009 Cost Reduction Plan (the “Plan”). During the twelve months ended October 31, 2009, the Company recorded $19.8 million in severance charges in selling, general and administrative expense (“SG&A”), which includes $13.9 million in the Americas segment, $4.1 million in the European segment and $1.8 million in corporate operations. The Plan covers the global operations of the Company, but is primarily concentrated in the United States. In addition to severance charges, the Company completed the closure of its Huntington Beach, California distribution center during the twelve months ended October 31, 2009. As a result, the Company recorded a charge of approximately $4.6 million in SG&A for the fair value of its lease commitments on this facility which extends through fiscal 2014. This charge is net of estimated future sublease income. The Company could be required to take future charges if it is not able to sub-lease this facility as planned. The Company continues to evaluate its cost structure and may incur future charges under the Plan.
Activity and liability balances recorded as part of the Plan are as follows:

		Facility
In thousands	Workforce	& Other	Total
Balance, November 1, 2008	$—	$—	$—
Charged to expense	19,769	4,590	24,359
Cash payments	(9,768)	(639)	(10,407)
Adjustments to accrual	(178)	—	(178)
Foreign currency translation	135	—	135

Balance, October 31, 2009	$9,958	$3,951	$13,909